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                                            CONTACT: Barry D. Plost
                                                     Chairman, President and CEO
                                                     SeraCare, Inc.
FOR IMMEDIATE RELEASE                                (310) 772-7777


              SERACARE CREATES DONOR PROGRAM FOR PLASMA PRODUCTS IN
                      COLLABORATION WITH QUEST DIAGNOSTICS

LOS ANGELES, CALIF., JANUARY 25, 2001 -SeraCare, Inc. (Amex: SRK), a rapidly growing bio-science company and fully integrated manufacturer of plasma-based diagnostic products, announced it is establishing a plasma donor program in collaboration with Quest Diagnostics, the nation's leading provider of diagnostic testing, information and services. The program will collect plasma specimens containing various disease state antibodies from voluntary donors for use as controls and standards by IN VITRO diagnostics manufacturers.

Under the agreement, SeraCare will recruit donors with rare serologic findings who will be compensated for their plasma donations. Quest Diagnostics will help by contacting physicians of qualified individuals and notifying them of the opportunity to participate in the program. Quest Diagnostics does not discuss, share or provide any confidential test results to SeraCare or anyone other than the patient's physician, and complies with applicable regulations governing the privacy of patient information. Individuals who are interested in participating must then contact SeraCare and visit one of its 42 plasma and antibody collection sites. In addition, SeraCare has issued Quest Diagnostics a warrant to purchase 1,748,605 shares of SeraCare's common stock at $4.01 per share. Quest Diagnostics shall also have the right to nominate one member to SeraCare's board of directors. Additional financial terms were not disclosed.

"We believe that the consistent availability of high quality disease state plasma from SeraCare will improve healthcare by decreasing the variability in the performance of medical diagnostic test kits. Additionally, we believe that this collaboration will give medical technology companies a full array of specialty antibody plasma specimens that are required for test development and research projects," said Barry Plost, Chairman and Chief Executive Officer of Seracare. "We are fortunate to be collaborating with a company of Quest Diagnostics' stature."

ABOUT SERACARE
SeraCare, Inc. is a rapidly growing bio-science company and fully integrated manufacturer of plasma based diagnostic products. SeraCare is one of the nation's leading collectors of plasma, operating 42 source plasma and antibody collection centers throughout the United States and sells its products to major pharmaceutical manufacturing and biotech companies worldwide for use in making plasma-derived therapeutic and diagnostic products. Additional company information can be found on the Internet at: www.seracare.net

THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS INDICATING THAT THE COMPANY "ANTICIPATES," "EXPECTS" OR "BELIEVES" CERTAIN EVENTS OR RESULTS THAT HAVE NOT YET OCCURRED. SUCH FORWARD-LOOKING STATEMENTS ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995,
SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED. FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN FACTORS, RISKS AND UNCERTAINTIES WHICH MAY CAUSE THE COMPANY'S ACTUAL RESULTS IN FUTURE PERIODS TO DIFFER MATERIALLY FROM THE RESULTS THAT THE COMPANY NOW ANTICIPATES OR BELIEVES WILL COME TO PASS. SUCH RISK FACTORS INCLUDE, BUT ARE NOT LIMITED TO: THE ONGOING DEMAND FOR PLASMA AND PLASMA PRODUCTS; NEW COMPETITION FOR DONORS AND CUSTOMERS; AND THE INABILITY OF THE COMPANY TO OBTAIN FDA APPROVAL OF NEWLY ESTABLISHED CENTERS.
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